                                                                    EXHIBIT 10.7

                               SEVERANCE AGREEMENT

     MADE as of this 17th day of October, 2000 by and between Fulton Financial Corporation, a Pennsylvania corporation with offices at One Penn Square, Lancaster, Pennsylvania 17602 (together with its subsidiaries and affiliates, collectively, the "Company") and James E. Shreiner, an adult individual who resides at 1228 Hunsicker Road, Lancaster, Pennsylvania 17601 ("Key Employee").

                                   BACKGROUND

     Key Employee is considered to be an employee who has made, and is expected to continue to make a valuable contribution to the financial performance of the Company.

     While the Company remains firmly committed to its policy of remaining a strong, independent regional bank holding company, it recognizes that it might nevertheless be acquired as a result of an unsolicited takeover attempt or in a negotiated transaction. It is possible that if the Company would be acquired, the acquiror would terminate Key Employee in order to realize certain cost savings and that any severance benefits payable to Key Employee might be inadequate to compensate Key Employee for loss of employment.

     The Board of Directors of the Company has carefully considered this problem and has determined that it should be addressed. Specifically, the Board of Directors has concluded that basic financial protection should be provided to Key Employee in the form of certain limited severance benefits payable in the event that Key Employee is discharged or is compelled to resign following, and for reasons relating to a change in control of the Company.

     The purpose of this Agreement is to define these severance benefits and to specify the conditions under which they are to be paid. This Agreement is not intended to affect the terms of Key Employee's employment in the absence of a change in control of the Company. Accordingly, although this Agreement will take effect upon execution as a binding legal obligation of the Company, it will become operative only upon a change in control of the Company, as that concept is defined below.

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of Key Employee's continuing service to the Company and of the mutual covenants and undertakings hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   UNDERTAKING OF THE COMPANY

     The Company shall provide to Key Employee the severance benefits specified in Paragraph 6 below in the event that any time within eighteen (18) months following a Change in Control of the Company:

     (a) Key Employee is discharged by the Company, other than for Cause pursuant to Paragraph 3 below or for Disability pursuant to Paragraph 4 below; or

     (b) Key Employee resigns from the Company for Good Reason pursuant to Paragraph 5 below.

2.   CHANGE IN CONTROL

     (a) For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control of Fulton Financial Corporation of the kind that would be required to be reported in response to Item 1 of Securities and Exchange Commission Form 8-K promulgated under the Securities Exchange Act of 1934 and as in effect on the date hereof.

     (b) Without limitation of the foregoing, a Change in Control of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

               (1) Any person or group of persons acting in concert, shall have acquired, directly or indirectly, beneficial ownership of 20 percent or more of the outstanding shares of the voting stock of Fulton Financial Corporation;

               (2) The composition of the Board of Directors of Fulton Financial Corporation shall have changed such that during any period of two consecutive years during the term of this Agreement, the persons who at the beginning of such period were members of the Board of Directors, unless the nomination or election of each director who was not a director at the beginning of such period was approved in advance by directors representing not less than two-thirds of the directors then in office who were directors at the beginning of the period; or

               (3) Fulton Financial Corporation shall be merged or consolidated with or its assets purchased by another corporation and as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing corporation is owned, immediately after the transaction, by the holders of the voting stock of Fulton Financial Corporation outstanding immediately before the transaction.

     (c) For purposes of Paragraph 2(b)(1) above, a person shall be deemed to be the beneficial owner of any shares which he or any of his affiliates or associates (i) owns, directly or indirectly, (ii) has the right to acquire, or (iii) has the right to vote or direct the voting thereof pursuant to any agreement, arrangement or understanding.

3.   DISCHARGE FOR CAUSE

     (a) The Company may at any time following a Change in Control discharge Key Employee for Cause, in which event Key Employee shall not be entitled to receive the severance benefits specified in Paragraph 6 below.

     (b) For purposes of this Agreement, the Company shall have "Cause" to discharge Key Employee only under the following circumstances:

          (i) Key Employee shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of the Company; or

          (ii) Key Employee shall have deliberately and intentionally refused (for reasons other than incapacity due to accident or physical or mental illness) to perform duties to the Company for a period of 15 consecutive days following the receipt by Key Employee of written notice from the Company setting forth in detail the facts upon which the Company relies in concluding that Key Employee has deliberately and intentionally refused to perform such duties.

4.   DISCHARGE FOR DISABILITY

     (a) Subject to the provisions of the Americans with Disabilities Act and other applicable law, the Company may at any time following a Change in Control discharge Key Employee for Disability as provided in this Paragraph 4, in which event Key Employee shall not be entitled to receive the severance benefits specified in Paragraph 6 below.

     (b) For purposes of this Agreement, the Company may discharge Key Employee for "Disability" only under the following circumstances:

          (i) Key Employee shall have been unable, for reasons of incapacity due to accident or physical or mental illness, for a period of six consecutive months to perform duties to the Company.

          (ii) The Company, following the expiration of such period of six consecutive months, shall have to give Key Employee 30 days written notice of its intention to discharge Key Employee for disability and Key Employee shall not within that 30 day period have returned to the performance of duties to the Company on a full-time basis; and

          (iii) The Company shall provide or cause to be provided to Key Employee short-term and long-term disability benefits and fringe benefits not less generous than the following: (A) Key Employee shall receive each month for six months following the date of discharge for Disability Key Employee's full month salary (as in effect immediately before discharge for Disability); (B) Key Employee shall receive each month thereafter 60 percent of Key Employee's monthly salary (as in effect immediately before discharge for Disability) until the death of Key Employee or until December 31 of the calendar year in which Key Employee attains age 65, whichever shall first occur; and (c) Key Employee shall receive those fringe benefits customarily provided by the Company to disabled former employees, which benefits may include, but shall not be limited to, life, medical, health, accident and disability insurance and a survivor's income benefit.

     (c) In the event that Key Employee shall at any time cease to be disabled following discharge for Disability, the Company shall do one of the following:

          (i) Reappoint Key Employee to Key Employee position with the Company, with full salary and benefits, as they existed immediately before discharge for Disability, in which case this Agreement shall remain in full force and effect as though Key Employee had never been so discharged; or

          (ii) Treat Key Employee as though Key Employee has been discharged for reasons other than Cause or Disability, in which case Key Employee shall be entitled to receive the severance benefits specified in Paragraph 6 below.

     (d) In the event that Key Employee shall disagree with a determination on the part of the Company that Key Employee is disabled or in the event that the Company shall disagree with a determination on the part of Key Employee that Key Employee is no longer disabled, the matter shall be submitted to an impartial and reputable medical doctor to be selected by mutual agreement of the parties. In the event that Key Employee and the Company are unable to agree, the matter shall be submitted to an impartial and reputable medical doctor to be selected, upon petition by either party, by the court.

5.   RESIGNATION FOR GOOD REASON

     (a) Key Employee may at any time following a Change in Control resign from the Company for Good Reason, in which event Key Employee shall be entitled to receive the severance benefits specified in Paragraph 6 below.

     (b) For purposes of this Agreement, Key Employee shall have "Good Reason" to resign if the Company, without Key Employee's prior written consent, shall have changed in any significant respect the authority, duties, compensation, benefits or other terms or conditions of Key Employee's employment (including requiring Key Employee to perform a substantial portion of duties at a location outside a twenty-five mile radius of the location where the Key Employee worked immediately before the Change in Control of the Company) in a manner which is adverse to Key Employee. It shall not be deemed to be a significant change in authority or duties if Key Employee is assigned a different title, position or reporting authority after the Change in Control of the Company so long as Key Employee continues to perform duties which, in aggregate, are similar to some or all of the duties performed by Key Employee immediately before the Change in Control of the Company.

6.   SEVERANCE BENEFITS

     The severance benefits to be provided to Key Employee by the Company under this Agreement are as follows:

     (a) Salary Continuation: The Company shall pay to Key Employee each month during the Severance Benefit Period an amount equal to one-twelfth of Key Employee's base annual salary. Key Employee's base annual salary shall be deemed to be an amount equal to the aggregate salary paid to Key Employee by or on behalf of the Company during the most recent taxable year ending before the Change of Control shall occur. The payment to be made in respect of each month shall be made on or before the 15th day of the next following month. In the event that the Severance Benefit Period begins or ends on other than, respectively, the first or last day of a calendar month, the payment to be made in respect of that month shall be prorated accordingly. It is understood that the Company shall withhold from each monthly payment such amounts as may be required under any applicable federal, state or local income tax law.

     (b) Fringe Benefits: The Company shall at its expense provide to Key Employee throughout Severance Benefit Period life, medical, health, accident and disability insurance and a survivor's income benefit in form, substance and amount which is, in each case, substantially equivalent to that provided to Key Employee immediately before the Change in Control or immediately before the commencement of the Severance Benefit Period, whichever Key Employee shall, in each case, select.

7.   SEVERANCE BENEFIT PERIOD

     The "Severance Benefit Period" shall commence upon the effective date of Key Employee's discharge (for reasons other than Cause or Disability) or resignation (for Good Reason) and shall terminate upon the first to occur of the following events:

     (a) The expiration of eighteen (18) months following the effective date of Key Employee's discharge or resignation;

     (b)  The expiration of the calendar year in which Key Employee attains age
          65;

     (c)  Key Employee's death; or

     (d) The election of Key Employee to terminate the Severance Benefit Period pursuant to Paragraph 8(b) below.

8.   COVENANT NOT TO COMPETE

     (a) Key Employee agrees that Key Employee will not without the prior written consent of the Company at any time during the Severance Benefit Period become an officer, director, or employee of or consultant to any bank, bank holding company or other financial services institution with an office located within a twenty-five mile radius of the office of the Company where Key Employee worked immediately before the Change in Control of the Company.

     (b) Key Employee may elect at any time to terminate the Severance Benefit Period by delivering written notice to the Company in which event the covenant not to compete set forth in Paragraph 8(a) above shall expire and have no further force or effect.

     (c) In the event of any breach by Key Employee of the covenant not to compete set forth in Paragraph 8(a) above, the parties agree that the exclusive remedy of the Company shall be to obtain an injunction, order for specific performance, or other form of equitable relief from a court of competent jurisdiction and that the Company shall not under any circumstances be entitled to recover monetary damages from Key Employee by reason of any such breach.

9.   MITIGATION AND SETOFF

     (a) Key Employee shall not be required to mitigate the amount of any payment or benefit provided for in Paragraph 6 above by seeking employment or otherwise and the Company shall not be entitled to setoff against the amount of any payment or benefit provided for in Paragraph 6 above any amounts earned by Key Employee in other employment during the Severance Benefit Period.

     (b) The Company hereby waives any and all rights to set off in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Paragraph 6 above.

10.  ATTORNEYS' FEES AND RELATED EXPENSES

     All attorneys' fees and related expenses incurred by Key Employee in connection with or relating to enforcement by Key Employee of rights under this Agreement shall be paid for in full by the Company.

11.  SUCCESSORS AND PARTIES IN INTEREST

     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Company. Without limitation of the foregoing, the Company shall require any such successor, expressly assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by the Company.

     (b) This Agreement is binding upon and shall inure to the benefit of Key Employee and the heirs and personal representatives of Key Employee.

12.  RIGHTS UNDER OTHER PLANS

     This Agreement is not intended to reduce, restrict or eliminate any benefit to which Key Employee may otherwise be entitled at the time of discharge or resignation under any employee benefit plan of the Company then in effect.

13.  TERMINATION

     This Agreement may not be terminated except by mutual consent of the parties, as evidenced by a written instrument duly executed by the Company and by Key Employee.

14.  NOTICES

     All notices and other communications required to be given hereunder shall be in writing and shall be deemed to have been given or made when hand delivered or when mailed, certified mail, return receipt requested, to the Company or to Key Employee, as the case may be, at their respective addresses set forth above.

15.  SEVERABILITY

     In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of the Agreement and such holding shall not invalidate or render unenforceable any other provision of this Agreement.

16.  GOVERNING LAW, JURISDICTION AND VENUE

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. In the event that either party shall institute any suit or other legal proceeding, whether in law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction and venue shall lie exclusively in the Court of Common Pleas of Lancaster County.

17.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the Company and Key Employee concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between them. No term or provision of this Agreement may be changed, waived, amended or terminated, except by written instrument duly executed by the Company and by Key Employee.

     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

ATTEST:                                 FULTON FINANCIAL CORPORATION


By:                                     By:
    --------------------------------        ------------------------------------
Title: Secretary                        Title: President and
                                               Chief Executive Officer

(CORPORATE SEAL)


WITNESS:


------------------------------------    ----------------------------------------
                                        James E. Shreiner

                        AMENDMENT OF SEVERANCE AGREEMENT

     THIS AMENDMENT, dated as of July 22, 2002 is made by and between Fulton Financial Corporation, a Pennsylvania corporation with offices at One Penn Square, Lancaster, Pennsylvania 17602 (together with its subsidiaries and affiliates, collectively, the "Company") and JAMES E. SHREINER, an adult individual who resides at 1228 Hunsicker Road, Lancaster, PA 17601 ("Key Employee").

     WHEREAS, Company and Key Employee entered into a severance agreement dated October 17, 2000 which provided to the Key Employee certain limited severance benefits payable in the event the Key Employee is discharged or is compelled to resign following, and for reasons relating to a change in control of the Company ("Severance Agreement").

     WHEREAS, the Company in reviewing the form of the severance agreement in connection with providing such agreement to other key employees recently discovered that certain language is missing in Paragraph 2 (b)(2) of the Severance Agreement provided to the Key Employee.

     WHEREAS, it is the intention of the Company and the Key Employee to correct this error and amend the Severance Agreement by replacing the current paragraph 2 (b)(2) in its entirety with a new paragraph 2 (b)(2).

     NOW, THEREFORE, in consideration of Key Employee's continuing service to the Company and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

     The existing paragraph 2(b) (2) of the Severance Agreement by and between the Company and the Key Employee is hereby replaced in its entirety by the following paragraph 2(b)(2):

          The composition of the Board of Directors of Fulton Financial Corporation shall have changed such that during any period of two consecutive years during the term of this Agreement, the persons who at the beginning of such period were members of the Board of Directors cease for any reason to constitute a majority of the Board of Directors, unless the nomination or election of each director who was not a director at the beginning of such period was approved in advance by directors representing not less than two-thirds of the directors then in office who were directors at the beginning of the period; or

     Except as otherwise expressly modified by this Amendment, the Severance Agreement remains in full force and effect, without modification.

     IN WITNESS WHEREOF, this Amendment is executed as of the day and year first above written.

ATTEST:                                 FULTON FINANCIAL CORPORATION


By:                                     By:
    ---------------------------------       ------------------------------------
Title: Secretary                        Title: President and Chief
                                               Operating Officer

(CORPORATE SEAL)


WITNESS:


-------------------------------------   ----------------------------------------